Exhibit 10.37

AMENDMENT TO THE

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

      AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) entered into effective as of the 1st day of December, 2003, by and between John R. Cochran (“Executive”) and FirstMerit Corporation, an Ohio corporation (“FirstMerit”).

RECITALS:

      A.  FirstMerit and the Executive entered into an Amended and Restated Employment Agreement, dated as of January 1, 2001, (the “Employment Agreement”).

      B.  FirstMerit and Executive have determined to amend the Employment Agreement in order to extend the terms of the Employment Agreement and to make certain other changes mandated by the Sarbanes-Oxley Act of 2002.

      IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree that the Employment Agreement shall be, and it hereby is, amended as follows effective as of December 1, 2003.

1.  Except as expressly set forth in the Amendment, all capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

2.  Section 5 of the Employment Agreement, entitled “Terms of Employment,” is amended and restated to read as follows:

      The term of this Agreement (the “Term”) commenced as of December 1, 1998 and shall continue until February 28, 2008, unless this Agreement has been earlier terminated in accordance with the provisions of Section 9 hereof. Following expiration of the Term, Executive’s employment status will be “at will.”

3.  Sections 6.1 and 6.2 of the Employment Agreement entitled “Base Salary” and “Bonus”, respectively, are amended and restated to read as follows:

      6.1  Base Salary.  While employed under this Agreement, Executive will receive a base salary of Six Hundred Sixty-Five Thousand Dollars ($665,000) per year, which will be payable in semi-monthly installments, and which will be subject to annual review by the Compensation Committee and adjusted as approved by the Board of Directors acting through its independent members (the base salary, as it may be adjusted from time to time is referred to herein as the “Base Salary”).

      6.2  Bonus.  In addition to the Base Salary, Executive will receive with respect to each calendar year a bonus in accordance with FirstMerit’s Annual Incentive Compensation Plan (“ICP”), as it may be amended from time to time, a copy of which has been delivered to Executive. The Executive’s target award under the ICP shall be set by the Compensation Committee for each calendar year prior to the beginning of such year, provided however that, in the year in which a Change in Control occurs and all subsequent years the target award shall be at least eighty-four percent (84%) of his Base Salary. The Compensation Committee will evaluate the Executive’s performance based upon performance goals and criteria established by the Compensation Committee in good faith. FirstMerit’s corporate goals will be established annually in accordance with the procedures set forth in the ICP.

4.  Section 7.5 of the Employment Agreement, entitled “Stock Options and Grants,” is amended and restated in its entirety to read as follows:

      7.5  Stock Options and Grants.  Executive shall continue to be eligible to receive awards of stock options and restricted stock in accordance with the provisions of the FirstMerit Corporation 1997 Stock Plan, the 1999 Stock Plan, the 2002 Stock Plan, and such other stock option or restricted stock plans as the shareholders and Board of Directors of FirstMerit may adopt or approve during the Term, as they may be amended or superseded from time to time. The terms of such awards shall be determined by the Compensation Committee and shall be subject to approval by the Board of Directors acting through its independent members.

5.  Section 11.4(F) of the Employment Agreement is amended and restated in its entirety to read as follows:

      (F)  The Excise Tax Reimbursement (or portion thereof) provided for in Section 11.4(A) above shall be paid to the Executive not later than ten (10) business days following the payment of the Covered Payments. If the amount of such Excise Tax Reimbursement (or portion thereof) cannot be finally determined on or before the date on which payment of the Covered Payments is due, FirstMerit shall pay to the Executive the Excise Tax Reimbursement within ten (10) days after the amount of the Excise Tax Reimbursement is finally determined by the Accountants.

6.  Section 1.4 of the Employment Agreement, defining the work “Cause” is amended and restated to read as follows:

      1.4  “Cause” means the termination of the Executive’s employment by FirstMerit for any of the following reasons:

(A) Conviction of, or plea of guilty or nolo contendere to, a felony, whether or not affecting FirstMerit.

(B) Disclosure to unauthorized persons of material FirstMerit information which is believed by the Board of Directors of the Company, acting in good faith, to be confidential; provided, however, that such disclosure shall not be considered “Cause” to the extent that (i) it is required pursuant to a court order or subpoena from an appropriate regulatory agency or otherwise required by law or regulation, (ii) it is made by the Executive in the ordinary course of business within the scope of his authority, or (iii) it is in the context of a dispute between the Executive and FirstMerit and limited to the court or arbitrator considering the dispute, legal counsel and the other parties to the dispute. In addition, for the avoidance of doubt, it shall not be “Cause” for the Executive to provide truthful testimony regarding FirstMerit to governmental or regulatory authorities and any disclosure that does not constitute “Cause” will be deemed not to violate Section 12.1.

(C) Engagement (in connection with the business of FirstMerit) in illegal conduct or in gross misconduct, in either case, that causes material financial or material reputational harm to FirstMerit.

(D) Failure to perform substantially Executive’s responsibilities as the Chairman and Chief Executive Officer of the Company, after demand for substantial performance has been given by the Board of Directors of the Company that specifically identifies how the Executive has not substantially performed his responsibilities. Cause does not, however, include any failure after the Company gives a notice of a termination without Cause or the Executive gives notice of a termination for Good Reason.

(E) Material breach of FirstMerit’s written code of conduct and business ethics. However, to the extent the breach is curable, the Company must give the Executive notice and a reasonable opportunity to cure.

(F) Attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board of Directors of the Company or any governmental or regulatory agency.

(G) Being subject to the prohibitions of Section 19(a)(1) of the Federal Deposit Insurance Act.

Notwithstanding the foregoing, after a Change in Control has occurred, the reasons provided in (B), (C), (D), (E) and (F) above shall only apply if the Executive’s action is willful. For this definition, (a) no act or omission by the Executive will be “willful” unless it is made by in bad faith or without a reasonable belief that the act or omission was in the best interests of FirstMerit and (b) any act or omission based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel of FirstMerit will be deemed made in good faith and in the best interests of the Company.

7.  The Employment Agreement is amended to add the following as Sections 12.5 and 12.6:

      12.5  Cost and Advancement of Expenses.  From and after any Change in Control, the Company will pay in advance any reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any controversy or claim between the Executive and FirstMerit arising out of or relating to or concerning this

Agreement or any aspect of the Executive’s employment with FirstMerit or the termination of that employment (or will promptly reimburse the Executive if incurred before receipt of payment).

      12.6  Duplication of Compensation and Benefits; Good Reason.  For the avoidance of doubt, the amounts payable and benefits provided under this paragraph 12 shall (A) be offset and reduced by any amounts or benefits paid or provided to Executive under paragraph 10 and (B) not be offset or reduced by any amounts or benefits paid or provided to Executive under paragraph 11.

8.  The Employment Agreement is amended to add the following Section 13.7:

      13.7  D&O Insurance and Indemnification.  To the extent permitted by law, the Company will indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as a director, officer, employee and/or agent of FirstMerit. In addition, to the extent permitted by law, the Company will pay in advance any expenses, including reasonable attorney’s fees, the Executive incurs in investigating and defending any actual or threatened action, suit or proceeding for which the Executive may be entitled to indemnification under this Section 13.7 (or will promptly reimburse the Executive if incurred before receipt of payment). However, the Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that the Executive is not legally entitled to be indemnified by the Company. In addition, while employed by FirstMerit and for six years after termination of employment (for any reason), the Company will cause the Executive to be covered by a directors’ and officers’ liability insurance policy at least to the same extent as other persons then serving as directors or executive officers of FirstMerit. This Section 13.7 will survive any termination of this Agreement or of the Executive’s employment.

9.  The Employment Agreement is amended to add the following as Section 10.7.

      10.7  Effect on Stock Plans.  If the Executive is entitled to payments under Section 10.1, 10.2 or 10.4, the Executive shall also be entitled to the additional benefit set forth in Section 11.2(D).

10.  The first paragraph of Section 12.3(B) of the Employment Agreement is amended and restated in its entirety to read as follows:

      (B) In consideration of the Executive’s covenants as contained in Section 12.3(A), FirstMerit shall pay or provide the items set forth below in the event of the Executive’s termination of employment, provided that in the event that the Executive’s employment is terminated by FirstMerit for Cause or voluntarily terminated by Executive (other than a voluntary termination by Executive for Good Cause after a Change in Control has occurred), FirstMerit may elect to forego the benefit of the provisions of Section 12.3(A) and not make any payment under the provisions of this Section 12.3(B) by written notice delivered to the Executive at the time notice of termination for Cause is given or within ten (10) calendar days of the date the Executive’s voluntary resignation is effective.

11.  Except as expressly modified or amended by this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed the day and year first written above.

FIRSTMERIT CORPORATION

By:	/s/ CLIFFORD J. ISROFF

Its: Lead Director

/s/ JOHN R. COCHRAN

John R. Cochran